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                                                                   Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Adelphia Communications Corporation on Form S-3 of our report dated July 29, 1999 (August 26, 1999 as to Note 17), with respect to the consolidated balance sheets of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations and cash flows for each of the three years in the period ended May 31, 1999, appearing in the Current Report on Form 8-K, filed September 9, 1999 by Adelphia Communications Corporation, incorporated by reference in this Registration Statement and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP

Pittsburgh, Pennsylvania
June 28, 2001